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  EX-99.a

     EXHIBIT 99(a)



                                                               Exhibit 99(a)



                                  NEWS RELEASE

                                 DYLEX LIMITED
                        AMERICAN EAGLE OUTFITTERS, INC.


August 24, 2000 - Dylex Limited and American Eagle Outfitters, Inc. announced today that they have entered into a Letter of Intent to sell the assets of Dylex's Thriftys, Braemar and National Logistics Services divisions to American Eagle Outfitters Inc. for consideration consisting of Cdn. $110 million (U.S. $74 million) cash. The parties are proceeding with the negotiation of a definitive purchase agreement. The purchase will be completed as soon as practicable following execution of the purchase agreement and obtaining of all required approvals.

Thriftys is one of the largest Canadian specialty retailers of casual apparel targeted at young teens, sold under its exclusive private-label, Bluenotes/R/. Thriftys operates 115 stores in major shopping malls, the majority of which are in Ontario, and had fiscal 1999 sales of Cdn. $147 million. Braemar operates 57 women's ready-to-wear clothing stores. National Logistics Services is a warehouse and distribution operation.

George Kolber, Vice Chairman and Chief Operating Officer of American Eagle Outfitters, commented, "We are very excited about the possibility of acquiring the strong Thrifty's/Bluenotes operations. It is our plan to convert some of the Braemar stores to Bluenotes and the remaining to American Eagle Outfitters Stores. This transaction provides us with a unique opportunity to quickly expand American Eagle Outfitters into Canada. We believe that the acquisition will have no material impact on fiscal 2000 earnings and should be accretive beginning in fiscal 2001."

William Anderson, Chairman of Dylex Limited noted, "This is a favorable transaction for Dylex and is in the best interest of our shareholders, employees and other stakeholders."

Dylex Limited is one of Canada's leading specialty retailers, offering mainstream fashions and family merchandise under its well-known operating divisions: BiWay, Braemar, Fairweather, Labels and Thriftys.

American Eagle Outfitters, Inc. is a specialty retailer of all-American, casual apparel, accessories, and footwear for men and women between the ages of 16 and
34. The Company designs, markets, and sells its own brand of versatile, relaxed, and timeless classics like American Eagle jeans, cargos, and T-shirts, providing high quality merchandise at affordable prices. The Company currently operates 519 stores in 46 states and the District of Columbia.

To access American Eagle Outfitters' recorded commentary, please call 724-779-6601.

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``Safe Harbor'' Statement under the Private Securities Litigation Reform Act of
1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the proposed transaction. All forward-looking statements involve material risks and uncertainties and are subject to change based on factors beyond the parties' control. Such factors include, but are not limited to those risks described in American Eagle's filings with the Securities and Exchange Commission and the risk that we may not enter into the definitive agreement or close the transaction. The transaction will be subject to customary terms and conditions, including the receipt of all required approvals. Accordingly, American Eagle's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. American Eagle does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.